United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SCOLR Pharma, Inc.
(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCOLR Pharma, Inc.
19204 North Creek Parkway, Suite 100
Bothell, Washington 98011
_________________

April 29, 2009

Dear Stockholder:

This year’s annual meeting of stockholders will be held on June 11, 2009, at 3:00 p.m. local time at the 19204 North Creek Parkway, Suite 100, Bothell Washington 98011. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter.

It is important that you use this opportunity to take part in the affairs of SCOLR Pharma by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SCOLR Pharma’s Annual Report to Stockholders is also enclosed for your information. Following completion of the scheduled business, we will report on SCOLR Pharma’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Bruce S. Morra
President and Chief Executive Officer

SCOLR Pharma, Inc.
19204 North Creek Parkway, Suite 100
Bothell, Washington 98011
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 11, 2009
_________________

To the Stockholders of SCOLR Pharma, Inc.:

Notice is hereby given that the annual meeting of the stockholders of SCOLR Pharma, Inc., a Delaware corporation, will be held on June 11, 2009, at 3:00 p.m. local time at the 19204 North Creek Parkway, Suite 100, Bothell, Washington 98011, for the following purposes:

1.	To elect six directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.
2.	To approve an increase in the maximum aggregate number of shares that may be issued under our 2004 Equity Incentive Plan by 3,000,000 shares.
3.	To ratify the appointment of Grant Thornton LLP as our independent audit firm for the fiscal year ending December 31, 2009.
4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 23, 2009, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 19204 North Creek Parkway, Suite 100 Bothell, Washington 98011.

By order of the Board of Directors,

Bruce S. Morra
President and Chief Executive Officer
Bothell, Washington
April 29, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2009.

Pursuant to new rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2008 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement, proxy card and 2008 Annual Report to Shareholders are available at www.scolr.com/annualmeeting. In accordance with the new SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors. You are cordially invited to attend the meeting. The meeting is located 19204 North Creek Parkway, Suite 100, Bothell, Washington 98011. Directions to the meeting location are available at www.scolr.com/contact_info.php.

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2009

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2009

The accompanying proxy is solicited by the Board of Directors of SCOLR Pharma, Inc., a Delaware corporation, for use at its 2009 annual meeting of stockholders or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 29, 2009.

Date, Time and Place of Meeting.    This year’s annual meeting of stockholders will be held on June 11, 2009, at 3:00 p.m. local time at the SCOLR Pharma, Inc. offices, 19204 North Creek Parkway, Suite 100, Bothell, 98011.

SOLICITATION AND VOTING

Voting Securities.    Only stockholders of record as of the close of business on April 23, 2009, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of April 23, 2009, we had 41,098,270 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include matters such as the election of directors, increases in authorized common stock for general corporate purposes and the ratification of the appointment of independent auditors.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we (through our employees) will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and other third parties to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Proxy Revocation.    A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of SCOLR Pharma a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. However, if a stockholder’s shares are held of record by a bank, broker or other nominee, the stockholder must first obtain a proxy issued in his or her name from such bank, broker or other nominee before voting the shares in person at the meeting.

Principal Executive Offices.    Our principal executive offices are located at 19204 North Creek Parkway, Suite 100 Bothell, Washington 98011. Our corporate website is http://www.scolr.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of between four and twelve members, with the specific number to be established by resolution of the board of directors. The authorized number of directors is currently set at six.

Our nominating and corporate governance committee has nominated for election by the stockholders the six   current members of the board of directors:  Randall L-W. Caudill, Herbert L. Lucas, Jr., Bruce S. Morra, Wayne L. Pines, Jeffrey B. Reich,  and Michael N. Taglich.   If elected, the nominees will serve as directors until our annual meeting of stockholders in 2010 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as we may designate.

The following sets forth our current directors and information concerning their ages and background:

Name	Principal Occupation	Age	Director Since
Randall L-W. Caudill	Financial Consultant	62	2002
Herbert L. Lucas, Jr.	Private Investor	82	1991
Wayne L. Pines	FDA-related Regulatory and Media Consultant	65	2004
Jeffrey B. Reich	Vice President of Cramer, Rosenthal & McGlynn	47	2007
Michael N. Taglich	President of Taglich Brothers, Inc.	43	2003
Bruce S. Morra	President and Chief Executive Officer of SCOLR Pharma, Inc.	55	2007

Randall L-W. Caudill, D. Phil., is president of Dunsford Hill Capital Partners, a financial consulting firm serving early-stage healthcare and technology companies. From 1987 to 1997, while at Prudential Securities, Mr. Caudill established and headed the firm’s San Francisco investment banking practice and served as head of the mergers and acquisitions department and co-head of Prudential’s investment banking division. Mr. Caudill also served as executive director and co-head of mergers and acquisitions at Morgan Grenfell Inc. and as vice president in the mergers and acquisitions department of The First Boston Corporation. Mr. Caudill currently serves on the boards of directors of RamGen Inc. and Helix BioMedix Inc. Mr. Caudill received a M.A. in Public and Private Management from Yale University and a doctorate of philosophy while a Rhodes Scholar at Oxford University.

Herbert L. Lucas, Jr., has managed his family investment business since 1982. He has served on the boards of various financial and business institutions including Wellington Trust Company, Arctic Alaska Fisheries, Inc., and Sunworld International Airways, Inc. Mr. Lucas has served as Trustee of The J. Paul Getty Trust, the Los Angeles County Museum of Art, The Morgan Library, and Winrock International Institute for Agricultural Research and Development. He was formerly a member of the Board of Trustees of Princeton University. From 1972 to 1981, he served as president of Carnation International in Los Angeles and as a director of the Carnation Company. Mr. Lucas received a B.A. degree in History from Princeton University and an M.B.A. degree from the Harvard University Graduate School of Business Administration.

Bruce S. Morra, Ph.D., M.B.A., has been our President and Chief Executive Officer since January 30, 2009. Prior to his appointment, Dr. Morra was a member of our Board of Directors and a consultant to companies in the pharmaceutical, medical device, drug delivery, biotech and polymers industries. From 2003 to 2004, Dr. Morra was president of West Pharmaceutical Services’ drug delivery and contract clinical research businesses. From 2002 to 2003, he was chief business officer of Progenitor Cell Therapy, LLC. From 1998 to 2004, Dr. Morra served as president, chief operating officer and chief financial officer of Biopore Corporation and its sister company Polygenetics, Inc. He serves on the boards of directors of InforMedix Holdings, Inc. and Unigene Laboratories, Inc. Dr. Morra earned his Ph.D. and M.S. in Polymer Science and Engineering and his M.B.A. from the University of Massachusetts, Ahmerst in 1980, after graduating magna cum laude in Chemical Engineering from Princeton University in 1976.

Wayne L. Pines, is an international consultant on FDA-related regulatory and media issues and on corporate crisis management. Since 1993, he has been President of Regulatory Services and Healthcare at APCO Worldwide, a public affairs firm in Washington, D.C. Prior to that, Mr. Pines was executive vice president of Burson-Martseller, an international public relations agency. Mr. Pines served for ten years at the FDA  as Chief of Consumer Education and Information, Chief of Press Relations and Associate Commissioner of Public Affairs. He is also a member of the board of Excel Life Sciences and MyCareTeam.com, and in the non-profit sector is Chairman of the Board of MedStar Research Institute and President of the Alliance for a Stronger FDA. A frequent lecturer at educational conferences, he has authored or edited a dozen books on FDA-related issues, medical advertising regulation and crisis management. Mr. Pines is a graduate of Rutgers University.

Jeffrey B. Reich, M.D., is a Vice President at the investment advisory firm of Cramer, Rosenthal & McGlynn (CRM), serving as a senior research healthcare analyst in the firm’s investment group. Prior to CRM, Dr. Reich was a portfolio manager/senior analyst and principal at Merlin Bio Med Group. Dr. Reich also serves on the board of directors of Neurologix, Inc., a development-stage company engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system utilizing gene therapies. He earned his B.A. from Binghamton University and his M.D. from Weill Medical College of Cornell University in 1987, where he was also an Assistant Clinical Professor in the Department of Neurology and Neuroscience for 10 years.

Michael N. Taglich, has served as president and co-founder of Taglich Brothers, Inc., a NASD broker-dealer focused on public and private micro cap companies, since 1992. From 1987 to 1992, Mr. Taglich served as vice president at Weatherly Securities. Mr. Taglich earned a B.S. from New York University. Mr. Taglich has served as Chairman of our Board of Directors since joining the board in 2003.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the six nominees for director receiving the highest number of votes will be elected as members of the board of directors. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Messrs. Caudill, Lucas, Pines, and Dr. Reich are “independent directors” within the meaning of the rules of the NYSE Amex Exchange. Dr. Morra is not considered independent because he is an executive officer of SCOLR Pharma, and Mr. Taglich is not considered independent because he is the president and a principal shareholder of Taglich Brothers. Taglich Brothers has acted as a financial advisor, and placement agent for several of our stock offerings.

Board Meetings and Committees

The board of directors held nine meetings of the full board and three meetings of the independent directors during the fiscal year ended December 31, 2008. The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. Committee assignments are re-evaluated periodically and approved by the board of directors as needed. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period except that Mr. Weaver attended four of six meetings of the Compensation Committee.

Audit Committee.    During 2008 the members of the audit committee were Gregory L. Weaver, Herbert L. Lucas, Jr., Randall L-W Caudill, and Bruce S. Morra. Dr. Morra resigned from the Committee on January 30, 2009 when he was appointed our Chief Executive Officer and President. Mr. Weaver served as Chairman of the Audit Committee during 2008, but resigned from the Board of Directors effective March 31, 2009. Also effective March 31, 2009, Dr. Reich joined the Audit Committee and Mr. Lucas was appointed Chairman. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the NYSE Amex Exchange and the SEC for audit committee membership and that each member of the audit committee is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. The audit committee charter is available on our corporate website, www.scolr.com. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions. The audit committee held four meetings during 2008.

Compensation Committee.    During 2008 the members of our compensation committee were Mr. Caudill (Chairman), Mr. Lucas, Mr. Pines, Dr. Reich and Mr. Weaver. Mr. Weaver resigned from the Board of Directors effective March 31, 2009. The board of directors has determined that each member of the compensation committee satisfies all applicable independence and experience requirements of the NYSE Amex Exchange and the SEC for compensation committee membership and as outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee acts pursuant to a written charter adopted by the board of directors. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The compensation committee held five meetings during 2008.

Agendas for the meetings of the compensation committee are determined through a collaborative process involving the committee chairman and the chief executive officer. Committee meetings are usually attended by the chief executive, and financial officer, who are excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions of the committee.

Nominating and Corporate Governance Committee.    The current members of the nominating and corporate governance committee are Mr. Pines (Chairman), Mr. Lucas, and Dr. Reich. Dr. Morra resigned from the Committee on January 30, 2009, when he was appointed our Chief Executive Officer and President. The nominating and corporate governance committee acts pursuant to a written charter adopted by the board of directors. The nominating and corporate governance committee identifies individuals qualified to become members of the board of directors, selects or recommends to the board of directors director nominees for each election of directors, develops and recommends to the board of directors criteria for selecting qualified director candidates, considers committee member qualifications, appointment and removal, and provides oversight in the evaluation of the board of directors and each committee. The nominating and corporate governance committee held two meetings during 2008.

Independent Director Meetings

Non-management directors generally meet in executive session without management present at each regularly scheduled meeting of the Board of Directors. Mr. Pines has been designated by the board of directors to act as the lead director for such meetings of the independent directors.

Director Nominations

When considering the nomination of a candidate for election to the board of directors, the nominating and corporate governance committee generally reviews the results of an evaluation performed by the board of directors and each committee regarding the various skills, background, experience and expected contribution and qualifications of the candidate. In this regard, the nominating and corporate governance committee concerns itself with the composition of the board of directors with respect to depth of experience, balance of professional interests, required expertise and other factors. The nominating and corporate governance committee evaluates prospective nominees on its own initiative or as referred to it by the board of directors, management, stockholders or external sources.

Our stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at our next annual meeting must submit written notice of such nomination to our corporate secretary not less than 90 days in advance of the third Monday in May. The deadline for submission of any director nominations by our stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Any stockholders nominating candidates for election to the board of directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the stockholder;

•
a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and,

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by stockholders of director candidates is the responsibility of our nominating and corporate governance committee under its charter. Stockholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 19204 North Creek Parkway, Suite 100, Bothell Washington 98011. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the nominating and corporate governance committee to consider.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding SCOLR Pharma may write to the director, c/o Corporate Secretary, 19204 North Creek Parkway, Suite 100, Bothell, Washington 98011. Any such correspondence should indicate that the sender is a stockholder of SCOLR Pharma. Our corporate secretary will forward all communications the director or directors to whom it is addressed as soon as practicable, although communications that are primarily commercial in nature, abusive, in bad taste or that present safety or security concerns may be handled differently. The independent directors of the board of directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for stockholders to communicate with members of our board of directors. We will make every effort to schedule the annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors are encouraged to attend the annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by our directors attending the annual meeting. All of our directors then serving as members of the board of directors attended the 2008 annual meeting of stockholders.

Code of Business Conduct

The board of directors has adopted a code of business conduct that applies to all of our employees, officers and directors. The code of business conduct is available on our website at www.scolr.com. Any substantive amendment or waiver of the code of business conduct for executive officers or directors may be made only by the audit committee, and we intend to disclose any such amendment or waiver on our website.

Corporate Governance Materials

The board of directors has adopted a written charter for each of the committees described above. Links to these materials are available on our website at www.scolr.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of SCOLR Pharma. During 2008, none of our executive officers served on the compensation committee or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

INCREASE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED UNDER
2004 EQUITY INCENTIVE PLAN AND CHANGE CERTAIN GRANT LIMITS

At the annual meeting, the stockholders will be asked to approve an amendment to our 2004 Equity Incentive Plan (the “Plan”) to increase by 3,000,000 the maximum number of shares of common stock that may be issued under that Plan. The board of directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility. We expect that the Plan will be an important factor in attracting and retaining the high caliber employees and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

As of April 1, 2009, 162,156 shares remained available for the future grant of stock options under the Plan, a number that the board of directors believes to be insufficient to meet our anticipated needs. Therefore, the board of directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the Plan by 3,000,000 shares to a total of 7,000,000 shares, plus shares which were previously reserved for issuance under our 1995 Stock Option Plan, to ensure that we will continue to have available a reasonable number of shares for our stock option program.

Overview

In 2004, the Board of Directors recommended the adoption of our 2004 Equity Incentive Plan and the Plan was approved by our stockholders at our Annual Meeting held on June 25, 2004. The Plan provides for the grant of incentive stock options and stock appreciation rights to employees and stock options, stock bonuses, rights to purchase restricted stock and other awards based on our Common Stock (collectively, "Stock Awards") to employees, non-employee directors and consultants. The plan was amended to increase the maximum shares of common stock that may be issued under the Plan by an additional 2,000,000 shares in June 2006.

On March 20, 2009, our Board of Directors and the Compensation Committee adopted, subject to the approval of the stockholders as described below, an amendment to the Plan to increase the number of shares of Common Stock authorized to be issued under the Plan by three million (3,000,000) shares (the “Plan Amendment”). Following such increase approximately seven million (7,000,000) shares would be authorized for issuance under the Plan.

The Board of Directors recommends a vote FOR the approval of the Plan Amendment because we have a need to attract, motivate and incentivize highly qualified employees, directors and consultants through the provision of equity incentive programs. Under the current version of the Plan, the remaining 162,156 options will become insufficient to enable us to incentivize employees and directors. Accordingly, the Board of Directors and Compensation Committee believe that an increase in the number of shares authorized for issuance under the Plan is necessary and appropriate.

Approval by stockholders of the adoption of the Plan Amendment is sought in order to meet the stockholder approval requirements of (i) Section 422 of the Code, which requires stockholder approval of an incentive stock option plan, (ii) Rule 16b-3 under the 1934 Act, which, in the case of certain option plans that have been approved by stockholders, prevents the grant of options to directors, executive officers and certain other affiliates from being deemed "purchases" for purposes of the profit recapture provisions of Section 16(b) of that Act, (iii) Section 162(m) of the Code, which among other qualifications requires stockholder approval of any option plan to exempt the spread (the difference between the exercise price and the market value at the time of exercise) of options from the limitation on deductibility under that section, and (iv) the rules applicable to companies whose shares are traded on the NYSE Amex Exchange.

There follows a brief but not comprehensive summary of the Plan, as amended by the Plan Amendment (the "Amended Plan"). Other than the amendment described above, there are no other substantive amendments to the Plan.

Summary of the 2004 Equity Incentive Plan

The following description of the amended 2004 Equity Incentive Plan is qualified in its entirety by the specific language of the Plan and the Plan Amendment. A copy of the Plan Amendment is attached hereto as Attachment A. The Plan, as previously amended, is incorporated by reference herein from Exhibit 10.32 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Summary of the Plan

General.    Under the Plan, we may grant to our employees, consultants, officers and directors equity-based incentive awards in the form of stock options, stock appreciation rights, stock awards, and performance awards, and directors may receive director fee awards and outside directors will be entitled to automatic grants of stock options.

The Plan is also designed to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with options and performance awards granted under the Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with stock options, performance shares and performance units awarded under the Plan to qualify as performance-based, the Plan limits the size of awards that can be made under the Plan, as further described below. While we believe that generally we will be entitled to deduct compensation in connection with such awards under the plan for federal income tax purposes, under certain circumstances, compensation paid in settlement of performance share or performance unit awards may not qualify as performance-based.

Authorized Shares.    The Plan currently authorizes the issuance of up to 4,000,000 shares of common stock, plus shares which were previously reserved for issuance under our 2004 and 1995 Stock Option Plan but not subject to outstanding options at April 1, 2009, and shares of common stock subject to outstanding options under our 2004 and 1995 Plan to the extent shares of common stock are not issued pursuant to such options. The proposed amendment to the Plan would increase this number by 3,000,000. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by us, any such shares that are reacquired or subject to a terminated award will again become available for issuance under the Plan. Appropriate adjustments will be made to the number of shares reserved under the Plan, the share limits affecting incentive stock options, the Section 162(m) grant limits and the terms of any outstanding awards in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

Administration.    The Plan is administered by the compensation committee of the board of directors or another committee of the board of directors appointed to administer the Plan, or, in the absence of such committee, by the board of directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the Plan, the committee will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The committee may, subject under some circumstances to certain limitations on the exercise of its discretion required by Section 162(m), amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the vesting of any award. The committee will have the authority to interpret the Plan and awards granted thereunder, and any such interpretation by the committee will be binding.

Eligibility.    We may grant awards to our employees, officers, consultants and directors. In addition, we may grant awards to prospective service providers in connection with written employment offers, provided that no shares subject to any such award may be acquired prior to such person’s commencement of service. We may grant incentive stock options only to employees, and director fee awards and outside director grants only to members of the board of directors who, as of the time of grant, are not our employees.

Stock Options.    We may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options or any combination thereof. Each option granted under the Plan must be evidenced by a written agreement between us and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options may have an exercise price that is less than fair market value. However, any incentive stock option we grant to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Plan provides that the option exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of our common stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the committee. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if we permit, through the optionee’s surrender of a portion of the option shares to us.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as the committee may specify. The maximum term of an option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service, unless such termination results from the optionee’s death or disability, in which case the option generally will remain exercisable for twelve months following termination, provided that in no case may an option be exercised after its expiration date.

Incentive stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the Plan may be assigned or transferred to the extent permitted by the committee and set forth in the option agreement.

Stock Appreciation Rights.    A stock appreciation right entitles the holder thereof to receive, for each share as to which the award is granted payment of an amount, in cash, shares of common stock, or a combination thereof, as the committee may determine, equal in value to the excess of the fair market value of a share of common stock on the date of exercise over an exercise price the committee determines. We may grant stock appreciation rights in tandem with an option or on a stand-alone basis. Stock appreciation rights are exercisable at such times, and subject to such conditions, as the committee may prescribe at the time of granting such award, provided that a stock appreciation right granted in tandem with a stock option can only be exercised to the extent that the related option is itself exercisable.

The committee shall determine and set forth in the participant’s award agreement evidencing the stock appreciation right the effect of the termination of the participant’s service on the stock appreciation right. Stock appreciation rights may not be assigned or transferred other than by will or the laws of descent and distribution.

Stock Awards.    We may grant awards of restricted stock subject to such vesting restrictions for such periods as the committee may determine and set forth in a written agreement with the participant. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as performance criteria established by the committee. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Unless the committee provides otherwise, upon a participant’s termination of service, the participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed.

Performance Awards.    We may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as may be determined by the committee and set forth in a written agreement with the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of common stock determined on the grant date, in the case of performance shares, and $100 per unit, in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock), or any combination thereof.

The committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of our business or financial performance as the committee may select. The committee, in its discretion, may base performance goals on one or more measures, including revenue, operating income, pre-tax profit, net income, gross margin, operating margin, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added and cash flow. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee. The degree of attainment of performance measures will, according to criteria established by the committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Grant Limits.    No employee may be granted under the Plan, during any fiscal year:

•	options to purchase more than 500,000 shares of common stock;

•	more than 300,000 shares of restricted stock on which the restrictions are based on performance goals;

•	performance shares that could result in the employee receiving more than 300,000 shares of common stock; or

•	performance units that could result in the employee receiving more than $2,500,000.

The grant limits are intended to permit compensation received by certain executive officers in connection with certain awards granted under the Plan to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. Performance-based compensation is not counted toward the limit on the amount of executive compensation that public companies are permitted to deduct for federal income tax purposes under Section 162(m).

Change in Control.    The Plan defines a “change in control” as any of the following events upon which our stockholders immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our voting securities or the corporation to which our assets were transferred:

•	a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock;

•	a merger or consolidation in which we are a party;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	our liquidation or dissolution.

In the event of a change in control, the continuing or purchasing corporation may either assume all outstanding awards or substitute new awards having an equivalent value. Any awards which are neither assumed nor substituted nor exercised as of the change in control terminate; provided that the committee may provide otherwise in an award agreement. The Plan authorizes the committee, in its discretion, to provide in any award agreement that if, within a period following a change in control specified by the committee, the participant’s service is involuntarily terminated without cause or the participant resigns for certain reasons as specified in the Plan, then the exercisability, vesting and payment of such participant’s outstanding awards will be accelerated to such extent as specified by the committee and, if the outstanding award is an option, will remain exercisable for six months (or such other period specified by the committee) following the date of the participant’s termination of service (but not beyond the expiration of the option’s term).

Termination or Amendment.    The committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of our stockholders, the committee may not:

•	increase the maximum aggregate number of shares of common stock that may be issued under the Plan (except in the case of stock splits, etc.);

•	change the class of persons eligible to receive incentive stock options; or

•	make any other amendment that would require the approval of our stockholders under applicable law, regulation or rule.

No termination or amendment of the Plan will affect any then outstanding award unless expressly provided by the committee, unless such termination or amendment is required to enable an option designated an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

The Plan will continue in effect until the earlier of its termination by the committee or the date on which all shares of common stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing awards granted under the Plan have lapsed.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied, the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised or such later date as the shares become vested and free of any restrictions on transfer. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the exercise date, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the exercise date as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon receipt of a stock appreciation right, but the amount of cash and/or the fair market value of vested shares received upon exercise of a stock appreciation right will be taxable as ordinary income to a participant. If the participant is an employee or former employee, that ordinary income is treated as wages subject to income and employment tax withholding. The subsequent sale of shares received upon exercise of a stock appreciation right is a taxable event. At the time of the sale, the participant recognizes capital gain or loss realized in the disposition. That gain or loss is determined by the difference between the amount realized on the sale of the shares and their adjusted basis. The adjusted basis of the shares is generally the amount of ordinary income recognized when the shares were transferred to the participant. The tax consequences of disposing of the shares will vary depending on how long the participant has held the shares. The capital gain or loss will be long-term if the participant held the shares for more than one year and short term if the participant held the shares for one year or less. We are is generally entitled to a tax deduction equal to the ordinary income that participants recognize under the rules discussed above, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code or the regulations thereunder.

Stock Awards.    Acquisitions of restricted stock receive tax treatment that is similar to that of exercises of nonstatutory stock options. A participant acquiring restricted stock normally recognizes ordinary income equal to the difference between the amount, if any, the participant paid for the restricted stock and the fair market value of the shares on the determination date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the acquisition date as the determination date by filing an election with the Internal Revenue Service. Upon the sale of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the acquisition of restricted stock, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Performance Awards.    A participant generally will recognize no income upon the grant of a performance share, performance units or stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Awards Subject to Section 409A of the Code.    Certain awards granted under the Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any award that is distributed after vesting may need to comply with Section 409A in order to avoid additional taxes, interests and penalties.

Awards Granted to Certain Persons

The aggregate numbers of shares of common stock subject to awards granted to certain persons under the Plan in the last completed fiscal year are as follows: (i) Daniel O. Wilds, our former President and Chief Executive Officer, who resigned on December 12, 2008, 132,000 shares; (ii) Richard M. Levy, Vice President and Chief Financial Officer, 187,792 shares (iii) Alan M. Mitchel, Senior Vice President of Business and Legal Affairs and Chief Legal Officer, 257,937 shares; (iv) Stephen J. Turner, Vice President and Chief Technology Officer, 200,206 shares; (v) all current executive officers as a group, an aggregate of 645,395 shares; (vi) all current directors who are not executive officers as a group, an aggregate of 145,000 shares; and (vii) all employees, including current officers who are not executive officers as a group, an aggregate of  354,000 shares.

We have previously disclosed that we have agreed, pursuant to our employment agreement with Dr. Bruce Morra, to issue to Dr. Morra 214,285 shares of Common Stock on January 2, 2010. Additionally, we anticipate that we will issue options to certain executives and employees following approval of the Plan Amendment. The specific grants anticipated to be made to the employee group have not yet been determined.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

The board of directors believes that the amendment to the Plan to increase by 3,000,000 the maximum number of shares of common stock that may be issued under the Plan is in the best interests of SCOLR Pharma and our stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PLAN.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Grant Thornton LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2009. Grant Thornton LLP has served as our independent auditors since 1996. A representative of Grant Thornton LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our bylaws or otherwise. However, we are submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in our best interests.

The following table sets for the aggregate fees billed to us for the fiscal years ended December 31, 2008, and 2007, by Grant Thornton LLP.

	Fiscal 2008	Fiscal 2007
	(In thousands of U.S. dollars)
Audit Fees(1)	$158,260	$294,105
Audit-Related Fees(2)	—	—
Tax Fees(3)	17,086	10,960
All Other Fees(4)	—	—
____________________________
(1)
Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the review of our quarterly financial statements, or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.

(2)
Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews. This category primarily includes services relating to internal control assessments and accounting-related consulting. Grant Thornton LLP rendered no such services during the last two years.

(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all our outstanding shares of common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS SCOLR PHARMA’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Grant Thornton LLP is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles in the United States and to issue a report on its audit.

 During 2008 the members of the audit committee were Gregory L. Weaver, Herbert L. Lucas, Jr., Randall L-W Caudill, and Bruce Morra. Dr. Morra resigned from the Committee on January 30, 2009, when he was appointed our Chief Executive Officer and President. Mr. Weaver served as Chairman of the Audit Committee during 2008, but resigned from the board of directors effective March 31, 2009. Also effective March 31, 2009 Mr. Reich joined the Audit Committee and Mr. Lucas was appointed Chairman. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the NYSE Amex Exchange and the SEC for audit committee membership and that each member of the audit committee is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and with our independent auditors. The audit committee has also reviewed and discussed with our independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting.

The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP Grant Thornton LLP’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that SCOLR Pharma’s audited financial statements be included our annual report on Form 10-K for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE
Herbert L. Lucas (Chairman)
Randall L-W. Caudill
Jeffrey B. Reich

EXECUTIVE OFFICERS

Our executive officers are generally elected annually at the meeting of our board of directors held in conjunction with the annual meeting of stockholders. The following sets forth our current executive officers and information concerning their age and background as of April 1, 2009:

Name	Position	Age	Position Since
Bruce S. Morra	President and Chief Executive Officer	55	2009
Richard M. Levy	Vice President of Finance and Chief Financial Officer	50	2005
Alan M. Mitchel	Senior Vice President of Business and Legal Affairs and Chief Legal Officer	52	2005
Stephen J. Turner	Vice President and Chief Technical Officer	38	2003

For a biographical summary of Dr. Morra, see the “Directors” section of this proxy statement.

Richard M. Levy has been our Chief Financial Officer and Vice President of Finance since 2005. Mr. Levy has experience as a chief financial officer, controller, consultant and auditor. Before joining us, Mr. Levy served as a consultant for two years to several companies including SCOLR Pharma. Prior to that, he served as the CFO for a major business unit and as corporate controller for Washington Mutual Bank. Mr. Levy worked for Bank of America in various capacities for seven years. His experience at Bank of America included serving as the senior vice president and controller of Bank of America Texas and coordinating all accounting activities and acting as chief financial officer for newly acquired businesses. His work at Bank of America also included international financial management experience in its international private banking and world banking divisions. His corporate financial duties also included serving as director and as chief financial officer of various Bank of America subsidiaries. Mr. Levy earned his B.A. in business economics and accounting from the University of California, Santa Barbara and is licensed as a C.P.A.

Alan M. Mitchel has been our Senior Vice President of Business and Legal Affairs and Chief Legal Officer since 2005. Prior to joining us, Mr. Mitchel practiced corporate law with private law firms in Seattle and Miami for more than twenty years. In addition, Mr. Mitchel has general management experience as managing partner of a food manufacturing company for the food service industry. Mr. Mitchel received an L.L.B. from Duke University School of Law.

Stephen J. Turner is our Vice President and Chief Technical Officer. Since 1999, Mr. Turner has been primarily responsible for the commercialization and application of our CDT platform. In addition to Mr. Turner’s involvement in our growth and application of our technology platform, he is named on one patent issued to us, has contributed to numerous additional patent filings, has published articles in industry related publications, and has presented his research findings at numerous academic seminars and symposia. Mr. Turner is an active member in scientific organizations including the American Association of Pharmaceutical Scientists and the Controlled Release Society. Mr. Turner holds a B.S. in biology with a minor in geochemistry from Western Washington University.

EXECUTIVE COMPENSATION

2008 Executive Compensation and Related Information

The following tables, narratives and footnotes describe the total compensation and benefits of the persons named in our summary compensation table, whom we refer to as our “named executive officers” for fiscal 2008.

2008 Compensation for our Chief Executive Officer

Our former Chief Executive Officer and President, Daniel O. Wilds resigned on December 12, 2008. His base salary in fiscal 2008 was $367,500 and he received a monthly car allowance of $500, paid vacation for four weeks and other customary benefits. Mr. Wilds did not receive any bonus for 2008, and did not receive any severance payments in connection with the termination of his employment, as his resignation was voluntary. Consistent with our policy and applicable law, $47,952 was paid to Mr. Wild’s at the time of his resignation for unused personal time off.

2008 SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Daniel O. Wilds (6)	2008	$350,821	$41,280	$66,348	$—	$53,702	(4)	$512,151
President and Chief Executive Officer	2007	350,023		248,289	34,125	6,000	(5)	638,437
	2006	335,000		260,336	163,313	6,000	(5)	764,649

Richard M. Levy	2008	226,800	21,930	102,652	—	4,537		355,919
Vice President of Finance and Chief Financial Officer	2007	216,023		127,418	37,800	3,344		384,585
	2006	185,000		124,028	66,500	2,000		377,528

Alan M. Mitchel	2008	295,936	25,800	141,688	—	4,600		468,024
Senior Vice President of Business and Legal Affairs and Chief Legal Officer	2007	281,822		300,062	35,225	4,260		621,369
	2006	260,925		269,307	123,937	4,185		658,354

Stephen J. Turner	2008	252,788	12,225	114,643	—	3,875		383,561
Vice President and Chief Technical Officer	2007	240,773		160,603	30,094	3,511		434,981
	2006	25,000		174,091	90,000	3,000		492,091

____________________________
(1)
Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in Note 14 to our consolidated financial statements.

(2)	Consists of a bonus based on the achievement of specified targets determined by our board of directors prior to the beginning of the fiscal year.
(3)	Except as otherwise indicated, consists of matching contributions to the SCOLR Pharma 401(k) Plan.
(4)	Consists of $5,750 car allowance and $47,952 earned personal time paid out upon termination.
(5)	Consists of car allowance.
(6)	Mr. Wilds resigned from his position on December 12, 2008.

Dr. Bruce S. Morra was appointed Chief Executive Officer and President on January 30, 2009. Dr. Morra’s base salary in fiscal 2009 was set at $367,500. In addition, Dr. Morra will receive a monthly car allowance of $500, paid vacation for five weeks and other customary benefits.

Employment Contracts

We entered into an employment agreement with our former Chief Executive Officer and President, Daniel O. Wilds, which provided for annual salary of $367,500 for the 2008 fiscal year. In addition, Mr. Wilds was eligible to receive an annual bonus up to 65% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. The agreement also provided for a monthly car allowance of $500, paid vacation of four weeks per year and other customary benefits. Mr. Wilds was subject to certain termination benefits. Mr. Wilds voluntarily resigned on December 12, 2009 and did not receive any severance payments.

We entered into an employment agreement with Mr. Mitchel, effective January 10, 2005, which provides that he will serve as senior vice president of business and legal affairs and chief legal officer indefinitely, subject to termination as provided in the agreement. The agreement provides for the payment of a base salary of $245,000 per year (subsequently increased to $295,889 per year), with annual reviews and possible increases in subsequent years. Mr. Mitchel will be eligible to receive an annual bonus of up to 50% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. We may terminate Mr. Mitchel’s agreement for “cause” without notice or compensation to Mr. Mitchel, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Mitchel resigns for “good reason,” Mr. Mitchel will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

We entered into employment agreements with Richard M. Levy, Vice President of Finance and Chief Financial Officer, and Stephen J. Turner, Vice President of Research and Development and Chief Technology Officer on April 14, 2008 which replaced prior agreements for each of them. The new agreements provide that Messrs. Levy and Turner will continue serving in their current executive positions on an at will basis at a base salary of $226,800 and $252,800, respectively. Mr. Levy and Mr. Turner will be eligible to receive an annual bonus up to 35% of their respective base salaries (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion. We may terminate either agreement for “cause” without notice or compensation to the executive, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if the executive resigns for “good reason,” the executive will receive a lump sum payment equal to 87.5% of his then current base salary, a bonus equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards and other plan-based awards granted during fiscal 2008 to our named executive officers:

2008 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Securities Underlying Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Daniel O. Wilds	11/12/2004	(3)	$—	$227,500	$—	—	$—	$—	$—
	12/10/2007		—	—	—	—	100,000	1.25	70,845
	2/11/2008		—	—	—	32,000	—	1.29	41,280
	6/4/2008		—	—	—	—	100,000	1.17	66,348

Richard M. Levy	12/15/2005	(3)	—	75,600	—	—	—	—	—
	12/10/2007		—	—	—	—	55,000	1.25	38,965
	2/11/2008		—	—	—	17,000	—	1.29	21,930
	6/4/2008		—	—	—	—	93,000	1.17	61,073
	12/5/2008		—	—	—	—	77,792	0.81	40,949

Alan M. Mitchel	1/10/2005	(3)	—	140,900	—	—	—	—	—
	12/10/2007		—	—	—	—	65,000	1.25	46,049
	2/11/2008		—	—	—	20,000	—	1.29	25,800
	6/4/2008		—	—	—	—	122,000	1.17	80,944
	12/5/2008		—	—	—	—	115,397	0.81	60,744

Stephen J. Turner	12/13/2005	(3)	—	120,375	—	—	—	—	—
	12/10/2007		—	—	—	—	30,000	1.25	21,253
	2/11/2008		—	—	—	9,500	—	1.29	12,255
	6/4/2008		—	—	—	—	104,000	1.17	69,002
	12/5/2008		—	—	—	—	86,706	0.81	45,641
___________________
(1)           We award cash bonuses based on the achievement of specified financial targets determined by our board of directors prior to the beginning of the fiscal year and specified in the employment agreements of the named executive officers. The target payout amounts are as specified in the employment agreements for Messrs. Wilds, Levy, Mitchel and Turner. The actual amount paid to each named executive officer for fiscal 2008 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)           Mr. Wilds resigned his position on December 12, 2008 and was not awarded any cash bonus for 2008.
(3)           Denotes option grant made on date of initial hire.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable		Exercise Price ($)	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Daniel O. Wilds (5)	250,000	—		$2.10	8/6/2013	32,000	$20,800	(6)
	300,000	—	(2)	3.21	11/10/2014
	33,333	—	(1)	1.25	12/9/2017

Richard M. Levy	150,000	—	(3)	4.49	12/14/2015	17,000	$11,050
	18,333	36,667	(1)	1.25	12/9/2017
	—	93,000	(2)	1.17	6/3/2018
	77,792	—	(4)	0.81	12/4/2018

Alan M. Mitchel	200,000	—	(2)	4.50	1/9/2015	20,000	$13,000
	53,333	6,667	(1)	5.70	4/27/2016
	21,666	43,334	(1)	1.25	12/9/2017
		122,000	(2)	1.17	6/3/2018
	115,397	—	(4)	0.81	12/4/2018

Stephen J. Turner	23,000	—		0.66	2/8/2011	9,500	$6,175
	15,000	—		0.56	5/23/2011
	50,000	—		1.05	5/14/2013
	55,000	—		3.15	4/14/2014
	60,000	—		4.80	12/5/2014
	53,332	6,668	(1)	5.70	4/27/2016
	9,999	20,001	(1)	1.25	12/9/2017
		104,000	(2)	1.17	6/3/2018
	86,706	—	(4)	0.81	12/4/2018
____________________________
(1)	The option vests at the rate of 1/3 of the underlying shares on the first anniversary of the date of grant and 1/36 of the shares each month thereafter.
(2)	The option vests at the rate of 1/36 of the underlying shares on the initial vesting date of grant and 1/36 of the shares each month thereafter.
(3)
The option vested with respect to 25,000 of the underlying shares on the date of grant, with the remaining option vesting at the rate of 1/3 of the underlying shares on the first anniversary of the date of grant and 1/36 of the shares each month thereafter.

(4)	The options were fully vested at the time of the grant.
(5)	Mr. Wilds resigned on December 12, 2008 and under his Employment Agreement has one year to exercise any vested stock options at that date.
(6)	In February 2009, under the terms of the agreement, the restricted stock units issued to Mr. Wilds were repurchased.

Option Exercises and Stock Vested During Fiscal 2008

Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)
None

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our named executive officers that set forth such officers’ initial base salary and additional benefits in connection with certain employment termination events or upon a change in control of SCOLR Pharma. Each officer is an “at will” employee of ours and may terminate employment with us at any time. Similarly, we can terminate any such officer’s employment at any time, with or without cause. In the event that, prior to a change in control, we terminate such officer’s employment other than for cause or if such officer resigns for good reason, he is entitled to receive certain benefits.

Mr. Wilds was entitled to severance benefits if we terminated his employment “without cause,” or if Mr. Wilds resigned for “good reason.” The severance benefits included a lump sum payment equal to two times his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. Mr. Wilds resigned his position on December 12, 2009, and did not receive any severance payment.

Mr. Levy is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Levy resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a bonus payment equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. Mr. Levy’s stock options will fully vest and become immediately exercisable in the event of a change in control.

Mr. Mitchel is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Mitchel resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Mr. Turner is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Turner resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a bonus payment equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. Mr. Turner’s stock options will fully vest and become immediately exercisable in the event of a change in control.

Assuming the employment of our named executive officers were to be terminated involuntarily or terminates for good reason on December 31, 2008, in connection with or within twelve months of a change in control, they would be entitled to payments in the amounts set forth opposite their name in the following table:

Executive Officer	Salary Lump Sum Payment ($)	Health Benefits ($)	Acceleration of Stock Options Vesting ($)
Daniel O. Wilds (1)	$560,438	$14,000	$0
Richard M. Levy	277,830	16,000	0
Alan M. Mitchel	258,903	16,000	0
Stephen J. Turner	324,751	16,000	0

(1) Mr. Wilds resigned his position on December 12, 2008 and did not receive any severance payment.

Termination for Cause

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without good reason.

Equity Acceleration

Our 2004 Equity Incentive Plan and the award agreements under the plan provide for accelerated vesting of unvested awards under certain involuntary terminations. The plan also provides that, in the event of a change in control, any options which are neither assumed or substituted for by the acquiror in connection with the change in control nor exercised as of the date of the change in control shall terminate and cease to be outstanding effective as of the date of the change in control. However, our board of directors may, in its discretion, provide in any option award agreement that, in the event of a change in control, the vesting of the option will accelerate upon such circumstances and to such extent as specified in such award agreement.

280G Tax Adjustment

If any payment or benefit received or to be received by Messrs. Wilds or Mitchel under their respective employment agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then he may elect to reduce the amounts payable to him in order to avoid any payment which would be nondeductible by us under Section 280G.

Release of Claims

As a condition to each executive’s entitlement to receive the cash severance payments referenced in the tables above, the executive is required to execute a release of claims against SCOLR Pharma.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its other highly compensated executive officers. The compensation committee established a Section 162 subcommittee which is comprised solely of outside directors (currently Mr. Caudill, Mr. Pines and Mr. Lucas) for purposes of Section 162(m) of the Internal Revenue Code as amended. The subcommittee was authorized to approve compensation arrangements for our highly compensated officers, as well as approve stock option grants to executive officers and directors. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Section 162(m) subcommittee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance under Section 162(m).

Director Compensation

Our board of directors, based on competitive data, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of January 1, 2007:

•	each non-employee director (who does not serve as chairman of the board) receives an annual retainer of $25,000 and an annual stock option grant for 17,500 shares of our common stock;

•	the chairman of the board receives an annual retainer of $35,000 and an annual stock option grant for 22,500 shares of our common stock;

•	the chairman of the audit committee receives an additional annual retainer of $5,000; and,

•	each non-employee director is reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Effective April, 1, 2009, our board of directors, reduced the cash component of the amount paid to members of the board of directors and committees of the board of directors who are not employees, as follows:

Director	Fees Earned or Paid in Cash ($)
Non-employee director	$20,000
Chairman of the Board	30,000
Audit Committee Chairman	20,000
Director who is also an employee	—

Each new non-employee director receives a pro-rated annual cash retainer and annual stock option grant upon commencement of service on the board. The cash retainers to board members are paid on a quarterly basis in arrears. In the case of continuing directors, the stock option awards are automatically granted on the date of the annual stockholder meeting each year, with all such stock option grants having an exercise price equal to the closing price per share of our common stock as reported on the NYSE Amex Exchange on the last trading day prior to the date of grant. The stock options shall become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time. In the event of a change in control, each outstanding non-employee director option will become immediately vested exercisable in full.

The following table illustrates the total compensation for board service to be received by our directors for service during 2008:

Director	Fees Earned or Paid in Cash ($)	Stock Option Awards (#)	Value of Option Awards ($) (1)	Total Compensation for Board Service ($)
Non-employee director	$25,000	17,500	$14,746	$39,746
Chairman of the Board	35,000	22,500	18,959	53,959
Audit Committee Chairman	30,000	17,500	14,746	44,746
Director who is also an employee	—	—	—	—
__________________________
1	Based on FAS 123R fair value as of June 5, 2008.

In August 2007, the board of directors approved a policy pursuant to which new non-employee directors receive an initial grant of stock options exercisable for 32,500 shares of our common stock upon commencement of service on the board. These stock options become exercisable in 36 equal monthly installments following the date of grant if such person is still serving as a director at such time. Each new non-employee director continues to receive an annual stock option grant for 17,500 shares of our common stock upon commencement of service on the board, pro-rated and exercisable in equal monthly installments for the number of months remaining until our next annual meeting if such person is still serving as a director at that time. The stock options have an exercise price equal to the closing price per share of our common stock as reported on the NYSE Amex Exchange on the last trading day prior to the date of grant.

Director Compensation Table

The following table sets forth information concerning the compensation earned during fiscal 2008 by each individual who served as a non-employee director at any time during the fiscal year:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Option Awards (#)	All Other Compensation ($)		Total ($)
Randall L-W. Caudill	$25,000	$14,746	17,500	$—		$57,246
Dr. Reza Fassihi (4)	25,000	14,746	17,500	48,000	(3)	105,246
Herbert L. Lucas, Jr.	26,667	14,746	17,500	—		58,913
Dr. Bruce S. Morra	25,000	14,746	17,500	—		57,246
Wayne L. Pines	25,000	14,746	17,500	—		57,246
Dr. Jeffrey B. Reich	25,000	14,746	17,500	—		57,246
Michael N. Taglich	35,000	18,959	22,500			76,459
Gregory L. Weaver (4)	28,333	14,746	17,500	—		60,579
____________________________
(1)	Reflects fees earned and paid in 2008.
(2)
The grant date fair value for stock options was developed using the Black-Scholes option pricing model in accordance with SFAS No. 123R. The grant date fair values were developed solely for the purpose of comparative disclosure in accordance with Securities and Exchange rules using the same valuation model and assumptions as applied for purposes of our financial statements for the year ended December 31, 2008 and are not intended to predict future performance or future prices of our stock. The ultimate values of these stock options will depend on our future performance and the future market price of our common stock and cannot be forecast with reasonable accuracy.

(3)	Reflects payments of consulting fees of $4,000 per month. Effective April 1, 2009 the consulting agreement with Dr. Fassihi was amended to reduce his consulting fee to $2,250 per month.
(4)	Effective March 31, 2009 Dr. Fassihi and Mr. Weaver resigned from the Board.

During 2008, we paid Dr. Fassihi $48,000 in consulting fees. We entered into a consulting agreement with Dr. Fassihi on December 22, 2000, which has been amended and supplemented by additional services agreements. Under the consulting agreement, we agreed to pay Dr. Fassihi a monthly retainer of $4,000 and an hourly fee of $100 (which is credited against the retainer), subject to termination upon 30 days notice by either party. In addition, we are obligated to pay Dr. Fassihi royalties for sales of products relating to certain intellectual property assigned to us by Dr. Fassihi. Under the terms of his consulting agreement, we own any and all intellectual property relating to the services provided under the agreements.

We have agreements with Temple University providing us with exclusive worldwide rights for certain patents related to our Controlled Delivery Technology (CDT®). On July 11, 2006, we completed an amendment to the license agreement with Temple dated September 6, 2000, relating to our rights to U.S. Patent No. 6,090,411. The amendment provides for a reduction in the amount of the royalty for sales of prescription drugs covered by the license as well as a reduction in the annual license maintenance fee payable to Temple University. The inventors agreed to waive their rights to payment of future royalties received by Temple University based on sales of prescription drugs as well as the portion of the annual license maintenance fee attributable to prescription drugs.

Equity Compensation Plan Information

We currently maintain our 2004 Equity Incentive Plan that provides for the issuance of our common stock to officers and other employees, directors and consultants. We also maintain our 1995 Stock Option Plan with respect to options granted under that plan, however, the 1995 plan has terminated and we no longer grant options under that plan. The plans have been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Plan as of December 31, 2008.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	7,615,481	$2.73	630,156
Equity compensation plans not approved by stockholders	None		None
Total	7,615,481		630,156

2004 Equity Incentive Plan

For a narrative description of our 2004 Equity Incentive Plan, please refer to the summary provided under Proposal 2 relating to an increase in the maximum number of shares authorized under such plan.

 RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to our code of business conduct and ethics, our directors, officers and employees are encouraged to avoid situations in which their personal, family or financial interests conflict or even appear to conflict with those of SCOLR Pharma. Our audit committee charter provides that the audit committee shall review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Related Person Transactions

We entered into a consulting agreement with Dr. Fassihi, which provides for minimum monthly payments of $4,000 per month and continues until terminated by either party on 30 days notice. The consulting agreement with Dr. Fassihi was amended to reduce his consulting fee to $2,250 per month effective April, 2009. Dr. Fassihi also assigned us all of his right, title and interest in and to the technology known as “oral extended release dosage form based on the principle of controlled hydration” on May 24, 2001. Dr. Fassihi assigned all of his right, title and interest in the technology known as “multiple compressed asymmetric composite delivery system for release-rate modulation of bioactives” to us on August 1, 2002. We paid Dr. Fassihi $50,000 in connection with execution of this assignment agreement and filing of the patent and agreed to pay an additional fee upon issuance of the first patent. We are obligated to pay Dr. Fassihi a share of upfront payments from customers and royalties based on product sales with respect to the intellectual property assigned to us under each agreement.

On January 30, 2009, we approved a consulting arrangement with Wayne L. Pines, an international consultant on FDA-related regulatory and media issues and one of our directors, pursuant to which Mr. Pines will advise us on regulatory matters. We will pay Mr. Pines $15,000 per year (on a quarterly basis) and the arrangement may be terminated by either party on 30 days notice.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of April 1, 2009, certain information regarding the beneficial ownership of SCOLR Pharma common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director and nominee for our board of directors;

•	each executive officer for whom compensation information is given in the Summary Compensation Table in this proxy statement; and,

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)
Randall L-W. Caudill	182,441	*
Herbert L. Lucas, Jr.	1,034,613	2.52%
Dr. Bruce S. Morra	299,582	*
Wayne L. Pines	145,467	*
Dr. Jeffrey B. Reich	94,860	*
Michael N. Taglich(3)	702,211	1.71%
Richard M. Levy	315,364	*
Alan M. Mitchel	459,091	1.12
Stephen J. Turner	399,872	*
Daniel O. Wilds (4)	692,333	1.68%
All directors and executive officers as a group (10 persons)	4,325,834	10.53%
____________________________
*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock shown as beneficially owned by the persons named in this table includes common stock underlying options and warrants exercisable within 60 days of April 1, 2009 as follows:

Name of Beneficial Owner	Number of Options/Warrants
Randall L-W. Caudill	167,426
Herbert L. Lucas, Jr.	323,676
Dr. Bruce S. Morra	564,583
Wayne L. Pines	144,926
Dr. Jeffrey B. Reich	86,667
Michael N. Taglich (3)	223,301
Richard M. Levy	375,792
Alan M. Mitchel	562,397
Stephen J. Turner	483,706
Daniel O. Wilds (4)	583,333

(2)
The percentage of common stock is calculated on the basis of 41,098,270 shares of common stock outstanding as of April 1, 2009, except that shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of April 1, 2009, are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
Michael N. Taglich is the General Partner of a partnership that beneficially owns 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock. Mr. Taglich disclaims beneficial ownership of the common stock owned by such partnership except to the extent of his pecuniary interest therein. Also includes beneficial ownership of warrants to purchase 7,000 shares of common stock held by Taglich Brothers, Inc. Michael N. Taglich is a stockholder and executive officer of Taglich Brothers, Inc. The 440,785 shares of common stock owned directly by Mr. Taglich are pledged pursuant to a standard brokerage margin account agreement.

(4)	Mr. Wilds was our former Chief Executive Officer and President. He voluntarily resigned on December 12, 2008. Information is based on the last report on Form 4 filed by Mr. Wilds on November 19, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish with us copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us and written representations by certain reporting persons regarding their compliance with the applicable reporting requirements we believe that, during fiscal 2008, all Section 16(a) filing requirements were complied with, except that Mr. Lucas filed one late report with respect to one transaction.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2010 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than February 11, 2010. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Secretary at our principal executive offices, not less than seventy-five (75) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be so received by the Secretary not later than the close of business on the fifteenth (15th) day following the day on which such notice of meeting was mailed or such public disclosure was made, whichever occurs first.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2009 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2008 annual report (which is not a part of our proxy soliciting materials) is being mailed to stockholders with this proxy statement. Our Annual Report on Form 10-K for fiscal 2008 and the exhibits filed with it are available at our web site at www.scolr.com/financial.html. Upon request by any stockholder to the following address, a copy of the Annual Report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits:

Investor Relations SCOLR Pharma, Inc. 19204 North Creek Parkway Suite 100 Bothell, Washington 98011 (425) 368-1050

By Order of the Board of Directors

Bruce S. Morra
President and Chief Executive Officer
April 29, 2009

## SCOLR Pharma, Inc.
## PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
## SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Bruce S. Morra and Alan M. Mitchel, and each of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of common stock of SCOLR Pharma, Inc., held of record by the name of the undersigned on the Company's books on April 23, 2009, at the Annual Meeting of Stockholders of SCOLR Pharma, Inc. to be held in Bothell, WA at 3:00 p.m. on June 11, 2009, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed below, or, if no specification is made, to vote in favor thereof.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED AND "FOR" ITEMS 1, 2 AND 3.**

1. ELECTION OF SIX (6) DIRECTORS

| | | | |
|---|---|---|---|
| 01. Randall L-W. Caudill ☐ **FOR** | ☐ **WITHHELD** | 02. Herbert L. Lucas, Jr. ☐ **FOR** | ☐ **WITHHELD** |
| 03. Wayne L. Pines ☐ **FOR** | ☐ **WITHHELD** | 04. Bruce S. Morra ☐ **FOR** | ☐ **WITHHELD** |
| 05. Jeffrey B. Reich ☐ **FOR** | ☐ **WITHHELD** | 06. Michael N. Taglich ☐ **FOR** | ☐ **WITHHELD** |

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. COMPANY PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Signature: ____________________ Date: ____________

Signature: ____________________ Date: ____________

Note: Sign exactly as your name(s) appears on your stockholder certificate. If shares of stock are held in the name of two or more persons or in the name of a husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.